Exhibit 10.75


                      REIMBURSEMENT AND INDEMNITY AGREEMENT

This Agreement, dated January 15, 2002, is by and between Luiz Claudio Valdetaro Galvao e Mello ("Valdetaro") and Vertical Computer Systems, Inc. ("VCSY").

WHEREAS, VCSY has agreed to reimburse and indemnify Valdetaro for any costs incurred by Valdetaro with respect to the loan transaction made on December 14, 2001 (the "Loan") made between VCSY and the Brighton Opportunity Fund ("Brighton").

WHEREAS, Valdetaro, in connection with the Loan, pledged 15,000,000 shares of VCSY common stock owned by Valdetaro (the "Valdetaro Shares") as collateral pursuant to the Valdetaro Pledge Agreement to induce Brighton to make the Loan.

WHEREAS, it is the intention of the parties that in the event of any default and sale of any Valdetaro Shares that Valdetaro shall receive replacement shares and reimbursement of any costs, including taxes, for selling or receiving the replacement shares.

THEREFORE, the parties hereby confirm their agreements as follows:

1. In the event of that VCSY defaults on the Loan for which Valdetaro Shares have been pledged as collateral and any Valdetaro Shares are sold pursuant to the Valdetaro pledge agreement, VCSY shall:

      a. issue a number of new shares of VCSY common stock (the "Replacement Shares") equal to the number of the Valdetaro shares actually sold by Brighton (or its designee) pursuant to Valdetaro's pledge agreement .

      b. use its best efforts to (i) cause any Replacement Shares that are issued to be freely tradable and without restriction to Valdetaro and (ii) register the Replacement Shares with the Securities Exchange Commission.

      c. reimburse Valdetaro for any costs or expenses in connection with the sale of any Valdetaro shares or the issuance by VCSY of any Replacement Shares. Such reimbursement of expenses shall include, without limitation, any tax consequences (federal, state, and local, if any) and brokerage fees. Valdetaro shall provide all documentation reasonably necessary in order for VCSY to reimburse Valdetaro.

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2. VCSY shall defend,  protect,  indemnify and hold harmless  Valdetaro from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection with the Loan for which Valdetaro pledged the Valdetaro Shares as collateral to Brighton,
including  reasonable   attorneys'  fees  and  disbursements  (the  "Indemnified
Liabilities"), incurred by Valdetaro as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by VCSY with regard to the Loan for which the Valdetaro Shares are pledged, or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of VCSY in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against Valdetaro and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by Valdetaro, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Loan in which the Valdetaro shares were pledged as collateral. To the extent that the foregoing undertaking by VCSY may be unenforceable for any reason, VCSY shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

The parties hereby agree to the foregoing on the date first set forth above.


Accepted and Agreed to by:

"Valdetaro"


-----------------------------------
Luiz Claudio Valdetaro Galvao e Mello


Accepted and Agreed to by:
"VCSY"


-----------------------------------
Richard Wade
President, Vertical Computer Systems, Inc.